Exhibit 21.1
LIST OF REGISTRANT’S SUBSIDIARIES

State of other jurisdiction or incorporation
Baccarat Silicon, Inc.	California
Bay Semiconductor, Inc.	California
IDT Asia, Limited	Hong Kong
IDT Canada Inc	Canada
IDT Europe Limited	United Kingdom
I.D.T. France S.A.R.L.	France
IDT Integrated Device Technology AB (Sweden)	Sweden
IDT Massachusetts Holding Co.	Delaware
IDT Massachusetts, Inc.	Delaware
IDT New York, Inc.	New York
IDT Singapore Pte. Ltd.	Singapore
IDT Shanghai Co. Ltd.	China
Integrated Circuit Systems, Inc.	Pennsylvania
Integrated Device Technology, Inc.	Delaware
Integrated Device Technology Asia Limited	Hong Kong
Integrated Device Technology International Holdings, Inc.	California
Integrated Device Technology GmbH	Germany
Integrated Device Technology Ireland Holding, Ltd.	Ireland
Integrated Device Technology (Israel) Ltd.	Israel
Integrated Device Technology S.r.l.	Italy
Integrated Device Technology Korea, Inc.	Korea
Integrated Device Technology (Malaysia) SDN. BHD	Malaysia
Integrated Device Technology Bermuda, Ltd.	Bermuda
Nippon IDT G.K.	Japan
Newave Semiconductor Corporation	California
Quadic Systems	Maine
Tundra Semiconductor (India) Private Ltd.	India